SECURITES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Prelimiary Proxy Statement
[ ] Confidential, for use of the Commission only (as permitted by Rule
    14a-6(e) (2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       STEWART & STEVENSON SERVICES, INC.

                (Name of Registrant as Specified in Its Charter)

                  --------------------------------------------

    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        1)     Title of each class of securities to which transaction applies:
               _______________________________

        2)     Aggregate number of securities to which transaction applies:
               _______________________________

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
               ________________________________

        4)     Proposed maximum aggregate value of transaction:
               ________________________________

        5)     Total fee paid:_________________________________________________

[ ]            Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)     Amount Previously Paid:_________________________________________

        2)     Form, Schedule or Registration Statement No.:___________________

        3)     Filing Party:___________________________________________________

        4)     Date Filed:_____________________________________________________

                       STEWART & STEVENSON SERVICES, INC.
                              2707 NORTH LOOP WEST
                                  P.O. BOX 1637
                            HOUSTON, TEXAS 77251-1637

                                 ---------------

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                         JUNE 8, 1999, AND ADJOURNMENTS

                                 ---------------

           APPROXIMATE DATE PROXY MATERIAL FIRST SENT TO SHAREHOLDERS:
                                   MAY 7, 1999

                SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

        The proxy furnished herewith, for use only at the Annual Meeting of Shareholders to be held at 10:00 a.m. on June 8, 1999, in the Chase Auditorium, 601 Travis Street, Houston, Texas, and any and all adjournments thereof, is solicited by the Board of Directors of Stewart & Stevenson Services, Inc. (the "Company"). Such solicitation is being made by mail and may also be made in person or by telephone by officers, directors and regular employees of the Company, and arrangements may be made with brokerage houses or other custodians, nominees and fiduciaries to send proxy material to their principals. In addition, the Company has retained Morrow & Co., Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies. The Company has agreed to reimburse Morrow & Co., Inc. for expenses incurred in connection with the solicitation and to pay a solicitation fee of approximately $7,500. All expenses incurred in this solicitation of proxies will be paid by the Company.

        As of the date of these proxy materials, the Board of Directors is aware of the following matters that will be considered at the meeting:

1.      The election of four directors to the Board of Directors of the Company.

2. The ratification of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending January 31, 2000.

3. The consideration of a shareholder proposal to reorganize the Board of Directors of the Company into one class.

4. The consideration of a shareholder proposal to maximize the value of the Company.

        The presence of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote, either in person or represented by proxy, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Proxies that withhold authority to vote for a nominee or abstain from voting on any matter are counted for the purpose of determining whether a quorum is present. Broker non-votes, which may occur when a broker or nominee has not received timely voting instructions on certain proposals, are not counted for the purpose of determining whether a quorum is present. If there are not sufficient shares represented at the meeting to constitute a quorum, the meeting may be adjourned until a specified future date to allow the solicitation of additional proxies.

        Directors are elected by a plurality of the votes cast at the meeting. The four nominees that receive the greatest number of votes will be elected even though the number of votes received may be less than a majority of the shares represented in person or by proxy at the meeting. Proxies that withhold authority to vote for a nominee and broker non-votes will not prevent the election of such nominee if other shareholders vote for such a nominee.

        The ratification of Arthur Andersen LLP as the Company's independent public accountants and the approval of the shareholder proposals require the affirmative vote of a majority of the shares represented in person or by proxy at the meeting. Proxies that abstain from voting on these proposals have the same effect as a vote against these proposals. Broker non-votes will not have any effect on these proposals.

        Any shareholder executing a proxy retains the right to revoke it by signing and delivering a proxy bearing a later date, by giving notice of revocation in writing to the Secretary of the Company at any time prior to its use, or by voting in person at the meeting. All properly executed proxies received by the Company and not revoked will be voted at the meeting, or any adjournment thereof, in accordance with the specifications of the shareholder. IF NO INSTRUCTIONS ARE SPECIFIED ON THE PROXY, SHARES REPRESENTED THEREBY WILL BE VOTED FOR THE ELECTION OF THE FOUR NOMINEES DESCRIBED HEREIN, FOR RATIFICATION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE CURRENT FISCAL YEAR AND AGAINST THE SHAREHOLDER PROPOSALS. PROXIES ALSO GRANT DISCRETIONARY AUTHORITY AS TO MATTERS PRESENTED AT THE MEETING OF WHICH THE BOARD OF DIRECTORS HAD NO NOTICE ON THE DATE HEREOF, APPROVAL OF THE MINUTES OF THE PRIOR ANNUAL MEETING AND MATTERS INCIDENT TO THE CONDUCT OF THE MEETING.

                     VOTING SECURITIES AND OWNERSHIP THEREOF
                   BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        At the close of business on April 21, 1999, the record date for the Annual Meeting, the Company had outstanding 27,984,035 shares of Common Stock, without par value. Each outstanding share of Common Stock is entitled to one vote with respect to each of the four director positions and one vote with respect to each of the other matters considered at the meeting. Cumulative voting is not permitted under the Company's Third Restated Articles of Incorporation. Shareholders of record at the close of business on April 21, 1999 are entitled to vote at or execute proxies relating to the Annual Meeting of Shareholders.

        The following table lists the beneficial ownership of shares of the Company's Common Stock by (i) all persons and groups known by the Company to own beneficially more than 5% of the outstanding shares of the Company's Common Stock, (ii) each director and nominee, (iii) each person who held the office of Chief Executive Officer and the four highest compensated executive officers who were serving as executive officers on January 31, 1999, and (iv) all directors and officers as a group. None of the directors, nominees or officers of the Company owned any equity security issued by the Company's subsidiaries other than director's qualifying shares. Information with respect to officers, directors and their families is as of February 28, 1999 and is based on the books and records of the Company and information obtained from each individual. Information with respect to institutional shareholders is based upon the
Schedule 13G filed by such shareholders with the Securities and Exchange Commission. Unless otherwise stated, the business address of each individual or group is the same as the address of the Company's principal executive office.

                              AMOUNT AND NATURE OF
                              BENEFICIAL OWNERSHIP
           ----------------------------------------------------------

                                          SOLE     SHARED     SOLE       SHARED           TOTAL          PERCENT
               NAME OF                   VOTING    VOTING  INVESTMENT   INVESTMENT    BENEFICIAL           OF
         INDIVIDUAL OR GROUP             POWER     POWER     POWER        POWER        OWNERSHIP          CLASS
         -------------------             -----     -----     -----        -----        ---------          -----
5% SHAREHOLDERS
  Stevenson Voting Group (1)
  c/o Donald E. Stevenson
  P.O. Box 1637
  Houston, TX  77251.................      -0-   2,321,655        -0-   2,321,655     2,362,855     (2)     8.4%

  Stein Roe & Farnham Incorporated
  One South Wacker Drive
  Chicago, IL 60606................    138,600         -0-        -0-   1,863,000      1,863,000    (2)     6.7%

INDIVIDUAL DIRECTORS AND NOMINEES
C. Jim Stewart II..................    391,902     246,425    406,902     231,425        640,577    (5)     2.3
J. Carsey Manning..................      1,163         -0-      1,163         -0-          3,413    (5)      *
Donald E. Stevenson................    687,728       1,880    445,204     532,476      1,233,124    (6)     4.4
Jack W. Lander, Jr.................      6,989         -0-      6,989         -0-          9,239    (5)      *
Jack T. Currie (3).................      6,989         -0-      6,989         -0-          9,239    (5)      *
Robert S. Sullivan.................      1,089         -0-      1,089         -0-          3,339    (5)      *
Brian H. Rowe......................      3,889         -0-      3,889         -0-          6,139    (5)      *
William R. Lummis..................     10,563         -0-     10,563         -0-         10,563             *
Khleber V. Attwell.................      1,563         -0-      1,563         -0-          1,563             *
Darvin M. Winick...................        -0-         -0-        -0-         -0-            -0-             *
Howard Wolf........................        -0-         -0-        -0-         -0-            -0-             *
Michael L. Grimes (3)..............        -0-         -0-        -0-         -0-            -0-             *

NON-DIRECTOR EXECUTIVE OFFICERS
Robert L. Hargrave (4)..............    40,463         -0-     40,463         -0-         144,463    (7)     *
Garth C. Bates, Jr..................    70,871         -0-     70,871         -0-         131,121    (8)     *
C. LaRoy Hammer.....................    33,000         -0-     33,000         -0-          89,000    (9)     *
Lawrence E. Wilson..................     1,118         -0-      1,118         -0-          43,818    (10)    *
John T. Wall........................       187         -0-        187         -0-          11,537    (11)    *

ALL DIRECTORS AND EXECUTIVE
OFFICERS
(26 Persons)......................   2,457,046     260,940  2,238,122     767,936       3,157,376    (12)  11.3

* Less than 1%

---------------

(1) A Schedule 13D was filed with the Securities and Exchange Commission jointly by Donald E. Stevenson, Keith T. Stevenson, Kathleen Cynthia Pickett Stevenson, and Madlin Stevenson, in various capacities, to reflect certain understandings and agreements with respect to the voting of shares of Common Stock. The parties indicated their intention to unite the voting power of their shares, including with respect to matters voted on at the Company's 1999 Annual Meeting of Shareholders, however the parties have no written agreement to vote in concert at the Annual Meeting or otherwise. The shares of Common Stock described as beneficially owned by Donald E. Stevenson are included in the Stevenson Voting Group.
(2)     Includes options to purchase 41,200 shares of Common Stock.
(3) As of April 14, 1999, Jack T. Currie resigned from the Board, and as of April 20, 1999, Michael L. Grimes was appointed to the Board.
(4) Robert L. Hargrave served as President and Chief Executive Officer until his retirement on January 15, 1999.
(5)     Includes options to purchase 2,250 shares of Common Stock.
(6)     Includes options to purchase 10,100  shares of Common Stock.
(7)     Includes options to purchase 104,000 shares of Common Stock.
(8)     Includes options to purchase 61,250   shares of Common Stock.
(9)     Includes options to purchase 56,000  shares of Common Stock.
(10)    Includes options to purchase 42,700  shares of Common Stock.
(11)    Includes options to purchase 11,350  shares of Common Stock.
(12)    Includes options to purchase 439,450 shares of Common Stock.

                              ELECTION OF DIRECTORS

        The Board of Directors of the Company consists of eleven directors divided into three classes. Two classes of directors consists of four members, and the other class consists of three members. At each Annual Meeting of Shareholders one class is elected to hold office for a term of three years. Members of the other classes continue to serve for the remainder of their respective terms. The individuals set forth below have been nominated for election to the Board of Directors at the Annual Meeting to serve as directors until 2002. Each of the nominees currently serves as a director of the Company, and the Board of Directors believes that each of the nominees will be willing and able to serve. If any such person is unable to serve for good cause, or is unwilling to serve for any reason, proxies will be voted for the election of another person selected by the Corporate Governance Committee of the Board of Directors. THE BOARD OF DIRECTORS RECOMMENDS THAT THE NOMINEES LISTED BELOW BE ELECTED BY THE SHAREHOLDERS. UNLESS OTHERWISE SPECIFIED, ALL PROPERLY EXECUTED PROXIES RECEIVED BY THE COMPANY WILL BE VOTED AT THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF FOR THE ELECTION OF THE PERSONS WHOSE NAMES ARE LISTED IN THE FOLLOWING TABLE AS NOMINEES FOR DIRECTORS WHOSE TERM WILL EXPIRE IN 2002.

                NOMINEES FOR DIRECTORS WHOSE TERM EXPIRES IN 2002

                                                                                             DIRECTOR
                       NAME AND PRINCIPAL OCCUPATION                             AGE           SINCE
----------------------------------------------------------------------------
KHLEBER V. ATTWELL (3)(4)................                                         68           1998

  Management  consulting  (private  practice).   Previously,  partner  with
  Ernst & Young LLP.

BRIAN H. ROWE (2).........................                                        68           1994

  Retired Chairman of GE Aircraft Engines, General Electric Company, a manufacturer of combustion turbine engines for aircraft, marine and industrial applications in Cincinnati, Ohio. From 1979 through 1993, he served as President and Chief Executive Officer of GE Aircraft Engines and Senior Vice President of the General Electric Company. Serves as a director of 5th/3rd Bank Corp. and Convergys Corporation of Cincinnati,
  Ohio;  Atlas Air,  Inc.  of Golden,  Colorado;  B/E  Aerospace,  Inc.  of
  Wellington,  Florida;  Textron,  Inc. of  Providence,  Rhode Island;  and
  Dynatech Corp. of Burlington, MA.

DARVIN M. WINICK, PH.D.....................                                      69            1999

  President of Winick Consultants, Organizational Consultants. Director for Vallen Corporation and Citizens State Bank.

HOWARD WOLF................................                                      64            1999

  Senior  Partner of the  international  law firm of  Fulbright  & Jaworski
  LLP.  Serves as a director of  Offshore  Logistics,  Inc.  of  Lafayette,
  Louisiana, and Midway Airlines Corp. of Durham, North Carolina.

                      DIRECTORS WHOSE TERM EXPIRES IN 2000

                                                                                           DIRECTOR
                      NAME AND PRINCIPAL OCCUPATION                              AGE           SINCE
---------------------------------------------------------------------------
C. JIM STEWART II (1)......................                                       73            1995

  Chairman of the Board of the Company. Retired Chief Executive Officer of the Company.

JACK W. LANDER, JR. (1)(2)(3)(4)(5)........                                       73            1982

  Senior  Chairman, Union  Planters  Bank, Houston.

MICHAEL L. GRIMES.........................                                        49            1999

  Elected as  President  and Chief  Executive  Officer  of the  Company on
  April 20, 1999.

                    DIRECTORS WHOSE TERM WILL EXPIRE IN 2001

                                                                                              DIRECTOR
                      NAME AND PRINCIPAL OCCUPATION                               AGE           SINCE
---------------------------------------------------------------------------
J. CARSEY MANNING..........................                                       73            1973

  Retired Senior Vice President of the Company.

DONALD E. STEVENSON (1).....................                                      55            1975

  Vice President of the Company.

ROBERT S. SULLIVAN (2)(3)...................                                      55            1992

  Dean,  Kenan-Flagler Business School of the University of North Carolina
  at  Chapel  Hill.  Previously,   Director  of  the  IC2  Institute,  The
  University of Texas at Austin,  Austin,  Texas, and Dean of the Graduate
  School  of  Industrial   Administration,   Carnegie  Mellon  University,
  Pittsburgh, Pennsylvania.

WILLIAM R. LUMMIS (3)(4).....................                                     70            1998

  Retired   Chairman   of  the  Board  of  The  Hughes   Corporation   and
  Administrator  of the Estate of Howard R. Hughes,  Jr.  Director for The
  Rouse Company and Trustee for the Howard Hughes Medical Institute.

---------------

(1)     Member of Executive Committee.
(2)     Member of Compensation and Management Development Committee.
(3)     Member of Audit Committee.
(4)     Member of Corporate Governance Committee.
(5) Pursuant to the Company's Bylaws, Mr. Jack W. Lander, Jr. will reach the age of mandatory retirement on the date of the 1999 Annual Meeting.

        Each nominee and current director has been employed for more than five years either as shown in the foregoing table or in various executive capacities with the Company. Mr. Brian H. Rowe was last elected as a director at the 1996 Annual Meeting.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

        The Board of Directors held nine meetings during the fiscal year ended January 31, 1999 ("Fiscal 1998"). During Fiscal 1998, except for Messrs. Jack W. Lander, Jr. and Brian H. Rowe, no director attended fewer than 75% of the aggregate of (a) the total number of meetings of the Board of Directors (held during the period for which he was a director) and (b) the total number of meetings held by all committees of the Board of Directors on which he served (during the periods that he served).

        The Audit Committee of the Board of Directors reviews with the Company's independent public accountants the plan, scope and results of the annual audit; reviews with the Company's independent public accountants and internal auditors the procedures for and results of internal auditing and controls; and reviews with management the effectiveness of various operational policies and controls, including the Company's Business Practices Program. The Audit Committee recommends to the Board of Directors the employment of independent public accountants and considers, in general, the audit services to be performed by such public accountants and the possible effect on the independence of the public accountants from the performance of non-audit services. The Audit Committee held five meetings during Fiscal 1998.

        The Compensation and Management Development Committee recommends the total compensation payable by the Company to its executive officers, subject to approval by those members of the Board of Directors that are not and never have been an officer of the Company or its subsidiaries; grants options pursuant to the option plans relating to officers and employees; conducts such investigations and studies as it deems necessary; and considers management succession and related matters. See the Report of the Compensation and Management Development Committee elsewhere herein. The Compensation and Management Development Committee held two meetings during Fiscal 1998.

        The Corporate Governance Committee selects nominees for the Board of Directors of the Company. The Corporate Governance Committee considers nominees submitted by the members of the Board of Directors, the officers of the Company and the Company's shareholders. Nominees for the Board of Directors may be submitted to the Chairman of the Corporate Governance Committee at the Company's executive offices for consideration by the Corporate Governance Committee. In addition, the Corporate Governance Committee administers the principles and practices established by the Board of Directors. The Corporate Governance Committee held one meeting during Fiscal 1998.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        No person serving on the Compensation and Management Development Committee during Fiscal 1998 is or has ever been an officer of the Company or any of its subsidiaries, and no executive officer of the Company is serving or has ever served on a board of directors or compensation committee of any entity, one of whose executive officers now serves, or at any time in Fiscal 1998 served, on the Board of Directors or Compensation and Management Development Committee of the Company. The Company's Compensation and Management Development Committee presently consists of Messrs. Jack W. Lander, Jr., Brian H. Rowe and Robert S. Sullivan.

COMPENSATION OF DIRECTORS

        During Fiscal 1998, directors whose principal occupation is other than employment with the Company were compensated at the rate of $12,000 per year plus $1,000 for each meeting of the Board of Directors and each committee meeting attended and $500 for each telephone meeting attended. The directors were also reimbursed for any out-of-pocket expenses incurred to attend meetings. The Company has a retirement plan for directors, but accrual of benefits thereunder terminated after the 1997 Annual Meeting. Under such retirement plan, non-employee directors, including those directors that are retired officers of the Company, with 60 months of continuous service on the Board of Directors will receive $1,000 per month for a period equivalent to service on the Board of Directors up to a maximum of 120 months, commencing on the month following their 70th birthday or the date such director ceases to serve on the Board, whichever is later.

        During Fiscal 1998, each director who was not an officer or employee of the Company participated in the 1996 Director Stock Plan (the "1996 Plan"). Under the 1996 Plan, such directors received, on the date of the Annual Meeting in 1998, (i) the number of shares of the Company's Common Stock determined by dividing (A) the sum of $12,000 by (B) the fair market value of a share of the Company's Common Stock, and (ii) options to purchase 1,000 shares of the Company's Common Stock. The options were granted at the closing price on the date of grant and will become exercisable on the first anniversary of the grant. All options granted under the 1996 Plan expire on the tenth anniversary of the grant.

                   SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

        The Board of Directors, upon recommendation of the Audit Committee, has appointed Arthur Andersen LLP as independent public accountants of the Company for the year ending January 31, 2000. So far as is known to the Company, neither such firm nor any of its associates has any relationship with the Company or any affiliate of the Company other than the usual relationship that exists between independent public accountants and clients. A representative of Arthur Andersen LLP will be present at the Annual Meeting to make a statement if such representative desires and to respond to appropriate questions. THE BOARD OF DIRECTORS RECOMMENDS THAT THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY FOR THE FISCAL YEAR ENDING JANUARY 31, 2000 BE RATIFIED BY THE SHAREHOLDERS. UNLESS OTHERWISE INDICATED, ALL PROPERLY EXECUTED PROXIES RECEIVED BY THE COMPANY WILL BE VOTED FOR SUCH RATIFICATION AT THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF. An adverse vote will be considered a direction to the Audit Committee to select other independent public accountants in the following year.

                              SHAREHOLDER PROPOSAL

        The following proposal was submitted by William Steiner, a shareholder of the Company. Mr. Steiner has informed the Company that his address is 4 Radcliff Drive, Great Neck, NY 11024, and that he is the owner of 1,650 shares of the Company's Common Stock.

ELIMINATE CLASSIFIED BOARD OF DIRECTORS RESOLUTION

        "RESOLVED, that the stockholders of the Company request that the Board of Directors take the necessary steps, in accordance with state law, to declassify the Board of Directors so that all directors are elected annually, such declassification to be effected in a manner that does not affect the unexpired terms of directors previously elected."

SUPPORTING STATEMENT

        The election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. I believe that the classification of the Board of Directors, which results in only a portion of the Board being elected annually, is not in the best interests of the Company and its stockholders.

        I believe that the Company's classified Board of Directors maintains the incumbency of the current Board and therefore of current management, which in turn limits management's accountability to stockholders.

        The elimination of the Company's classified Board would require each new director to stand for election annually and allow stockholders an opportunity to register their views on the performance of the Board collectively and each director individually. I believe this is one of the best methods available to stockholders to insure that the Company will be managed in a manner that is in the best interests of the stockholders.

        I believe that all concerns expressed by companies with classified boards that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders, are unfounded. In my view, in the unlikely event that stockholders vote to replace all directors, this decision would express stockholder dissatisfaction with the incumbent directors and reflect the need for change.

I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION

                  STATEMENT OF BOARD OF DIRECTORS RECOMMENDING
                    A VOTE AGAINST THIS SHAREHOLDER PROPOSAL

        The Board of Directors believes that the present system of electing directors of the Company in three classes is in the best interests of the Company and its shareholders and should not be changed.

        A classified Board increases the likelihood that a majority of the Board at any given time has prior experience serving as directors of the Company. This provides continuity and stability in the Company's management and policies, while preserving the ability of the Company's shareholders to make changes in the Board's composition and character. The Board believes that this continuity and stability facilitates more long term planning and enables the Board to better evaluate opportunities to enhance shareholder value. Furthermore, a classified Board helps the Company attract and retain qualified individuals willing to commit the time and dedication necessary to understand the Company, its operations and competitive environment.

        The Board believes in corporate responsibility and accountability and does not accept the proposition that a classified Board insulates directors from accountability. As mentioned above, a classified Board allows the shareholders to change yearly one-third of its directors. Moreover, corporate accountability depends on the selection of responsible and experienced individuals, not on whether they serve terms of one year or three.

        In addition, a classified Board protects shareholders against coercive takeover tactics, whereby a party may attempt to effect a change in control of the Company with inadequate consideration paid to the shareholders. Since a classified Board prevents removal of the entire Board in a single election, any person seeking control of the Company is encouraged to negotiate with the Board, which is uniquely positioned under such circumstances to assure shareholders that any such transaction will be equitable and fair to them.

        The Company understands that the Board should be responsive to the shareholders, and the Board has taken action to assure corporate accountability through the recent adoption of its Corporate Governance Principles and Practices. Under the Company's Corporate Governance Principles and Practices, the Board intends that it shall maintain a substantial degree of independence from management (at least two-thirds of its members shall not be currently or previously employed as executive officers of the Company). Currently, eight of eleven directors are outside directors. Furthermore, the audit, corporate governance (nominating) and compensation committees shall consist entirely of outside directors.

        FOR THESE REASONS, THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THIS PROPOSAL. UNLESS OTHERWISE INDICATED, ALL PROPERLY EXECUTED PROXIES RECEIVED BY THE COMPANY WILL BE VOTED AGAINST THIS SHAREHOLDER PROPOSAL.

                              SHAREHOLDER PROPOSAL

        The following proposal was submitted by Ruthellen Miller, a shareholder of the Company. Ms. Miller has informed the Company that her address is 23 Park Circle, Great Neck, NY 11024, and that she is the owner of 250 shares of the Company's Common Stock.

MAXIMIZE VALUE RESOLUTION

        Resolved that the shareholders of Stewart & Stevenson Services, Inc. Corporation urge the Stewart & Stevenson Services, Inc. Board of Directors to arrange for the prompt sale of Stewart & Stevenson Services, Inc. to the highest bidder.

        The purpose of the Maximize Value Resolution is to give all Stewart & Stevenson Services, Inc. shareholders the opportunity to send a message to the Stewart & Stevenson Services, Inc. Board that they support the prompt sale of Stewart & Stevenson Services, Inc. to the highest bidder. A strong and or majority vote by the shareholders would indicate to the board the displeasure felt by the shareholders of the shareholder returns over many years and the drastic action that should be taken. Even if it is approved by the majority of the Stewart & Stevenson Services, Inc. shares represented and entitled to vote at the annual meeting, the Maximize Value Resolution will not be binding on the Stewart & Stevenson Services, Inc. Board. The proponent however believes that if this resolution receives substantial support from the shareholders, the board may choose to carry out the request set forth in the resolution:

        The prompt auction of Stewart & Stevenson Services, Inc. should be accomplished by any appropriate process the board chooses to adopt including a sale to the highest bidder whether in cash, stock, or a combination of both. It is expected that the board will uphold its fiduciary duties to the utmost during the process.

        The proponent further believes that if the resolution is adopted, the management and the board will interpret such adoption as a message from the company's stockholders that it is no longer acceptable for the board to continue with its current management plan and strategies.

I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION

                  STATEMENT OF BOARD OF DIRECTORS RECOMMENDING
                    A VOTE AGAINST THIS SHAREHOLDER PROPOSAL

        The Board of Directors believes that this proposal would not serve the Company's best interests and, in fact, believes the adoption of this proposal could seriously prejudice the shareholders' financial interest.

        Although this proposal only requests certain action by the Board and does not obligate the Board to take any action, the Board believes that if this proposal is adopted or receives significant support it will create uncertainty with the Company's shareholders, customers, suppliers and employees. The approval of this proposal or the initiation of an auction in the manner contemplated by the proposal could, in the opinion of the Board, create a "forced sale" atmosphere which would reduce the perceived value of the Company, invite unsolicited proposals for less than the Company's intrinsic value and create an environment in which the Company must negotiate with bidders from a position of weakness.

        The Board of Directors has always acted and will continue to act in what it considers to be the best interest of all shareholders. The Board reviews all available strategic alternatives, is committed to maximizing value for shareholders, and will pursue the course of action which best achieves that objective. At this time, the Board believes that the Company's Common Stock is significantly under-valued, primarily as a result of the changes in the Company's business that resulted from the sale of the Gas Turbine Operations and the negative impact from write-downs and disappointing earnings in the last two fiscal years.

        The Board is aware of the unsatisfactory performance of the Company and has taken recent action to increase shareholder value. The Board believes that the maximum shareholder value will be obtainable by improving earnings and return on assets on a sustainable basis. This goal is best achieved by long-term commitment to strategic industries and careful stewardship of the Company's assets. To this end, the Board of Directors has recently named two new outside directors, a new Chief Executive Officer, a new Chief Financial Officer, and has instituted other management changes. Finally, the Board has engaged a nationally recognized financial consulting firm to perform a strategic assessment of the Company's business units and assist the Board in identifying the Company's business segments with the greatest strategic potential. The Board has also increased management's focus on increasing the return on assets utilized in the Company's core businesses and has taken steps to increase the Company's presence in the gas compression equipment industry and the airline ground support industry (through the acquisition of Tug Manufacturing Corporation).

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THIS PROPOSAL. UNLESS OTHERWISE INDICATED, ALL PROPERLY EXECUTED PROXIES RECEIVED BY THE COMPANY WILL BE VOTED AGAINST THIS SHAREHOLDER PROPOSAL.

NOTWITHSTANDING ANY STATEMENT CONTAINED IN A PREVIOUS FILING BY THE COMPANY UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES ACT OF 1934, AS AMENDED, NEITHER THE PERFORMANCE GRAPH SET FORTH BELOW NOR THE REPORT OF THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE THAT FOLLOWS IS INCORPORATED BY REFERENCE INTO ANY SUCH FILING.

                 PERFORMANCE OF STEWART & STEVENSON COMMON STOCK

        The following graph compares the cumulative total shareholder return on the Company's Common Stock to the cumulative total shareholder return of the Standard & Poor's Machinery-Diversified Index, the S&P Smallcap 600 Index, and the S&P 500 Stock Index for the Company's last five fiscal years. Due to the significant decline in the Company's market capitalization, the Company has decided to compare its cumulative total shareholder return against the S&P Smallcap 600 Index rather than the S&P 500 Stock Index. For this year, the Company will include in its comparison the cumulative total shareholder return of both the S&P Smallcap 600 Index and the S&P 500 Stock Index. The graph assumes that the value of an investment in the Company's Common Stock and each index was $100 on January 31, 1994 and that all dividends were reinvested.








                               [PERFORMANCE GRAPH]
















                                                                   YEAR ENDED JANUARY 31,
                                             1994       1995      1996      1997       1998      1999
                                             ----       ----      ----      ----       ----      ----
Stewart & Stevenson Services, Inc.            100        66        53         54        54        19
S&P 500 Stock Index                           100       101       139        176       224       296
S&P Smallcap 600 Index                        100        92       121        149       181       180
S&P Machinery - Diversified Index             100        93       123        146       183       148

         REPORT OF THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

TO THE SHAREHOLDERS OF STEWART & STEVENSON SERVICES, INC.

        The Compensation and Management Development Committee of the Board of Directors (the "Committee") consists of three independent, non-employee directors who have no "interlocking" relationships as defined by the Securities and Exchange Commission. The Committee reviews and recommends all salary arrangements and other executive compensation for approval by the independent members of the Board of Directors, approves the design of executive compensation programs, administers such programs and assesses their effectiveness in supporting the Company's compensation policies. The Committee also evaluates executive performance and considers management succession and related matters. The Committee is authorized to, and does, retain independent consultants to assist in the design of compensation programs and assess their effectiveness.

        The Committee is committed to implementing a compensation program that encourages creation of shareholder value. To facilitate the achievement of the Company's business strategies, the Committee adheres to the following compensation policies:

        To strengthen the relationship between pay and performance, executives' annual and long-term compensation programs will include variable compensation that is dependent upon the contribution of each executive to the Company's performance.

        To focus management on the achievement of both short-term performance goals and the long-term interests of shareholders, a significant portion of each executive's total compensation will consist of "at-risk" compensation.

        To enable the Company to attract, retain and encourage the development of the best available executive personnel, competitive compensation opportunities will be offered.

The Committee, with the assistance of its independent compensation consultants, has evaluated the function of each executive position to determine the skills, knowledge and accountability required. Using this information, the Committee is able to compare the compensation of each executive officer with a broad data base of compensation paid to others occupying positions with a similar functional content.

TOTAL COMPENSATION

        The key elements of the Company's executive compensation program are base salary, annual incentives and long-term incentives, each of which is addressed separately below. In determining each component of compensation, the Committee considers all elements of an executive's total compensation package and the relationship of such executive's total compensation to the total compensation paid to executives with similar position content.

        Mr. Robert L. Hargrave served as Chief Executive Officer of the Company from January 31, 1998 and as President and Chief Executive Officer from April 14, 1998, until January 15, 1999. The total compensation paid to Mr. Hargrave was below the mean compensation paid to executives with similar position content because of the disappointing financial performance of the Company. Total compensation paid to other executive officers of the Company was also generally below the mean total compensation paid to executives with similar position content because annual cash incentives were reduced to reflect the Company's disappointing financial performance.

BASE SALARY

        Base salary levels are targeted at the median levels of compensation for executives with similar position content and administered within a range of plus or minus 20% of the midpoint. Each executive's base salary is reviewed annually by the Committee. Increases to base salaries are driven primarily by individual performance, which is evaluated based on sustained levels of individual contribution to the Company. The executive's experience and past performance are also considered, as are historical individual base salary levels, the individual executive's expected role for the upcoming fiscal year, and changes in the cost of living. In making its evaluation, the Committee has assigned no particular weights to these factors.

        Base salaries established by the Committee for Fiscal 1998 were generally near the median level of salaries for executives with similar position content. In determining Mr. Hargrave's base salary in Fiscal 1998, the Committee considered his long-term contributions to the success of the Company, his performance as the Acting Chief Executive Officer prior to April 1998, and the additional position content as President of the Company. Mr. Hargrave's base salary was substantially below the median salary paid to executives with a similar position content.

ANNUAL INCENTIVES

        The Company provides an annual bonus opportunity to executives. Annual bonuses motivate executives to maximize short-term performance as a part of achieving long-term goals. In addition, bonus payments are used to compensate executives for the lower than median base salaries and provide a competitive total annual compensation. Incentive opportunities are targeted to provide total annual compensation equal to the median annual compensation for positions with similar content if profit, return on assets and other performance goals are met.

        After the end of each fiscal year, the Committee considers (i) the performance of the Company compared to pre-established goals; (ii) the performance of a particular cost or profit center for which each individual executive is responsible compared to pre-established goals; and (iii) other matters such as the aggregate to total compensation paid by the Company to such person compared to amounts paid by other companies to executives with similar position content, whether the performance of the Company or profit center was affected by external factors, and the commitment of the individual to ethical business practices. The Committee has assigned different weights to each of these considerations for each position. At least 65% of the target bonus for each executive officer is based on financial measurements of the Company's and/or individual profit center performance and the balance is based on non-financial goals and considerations.

        Bonus payments approved by the Committee for Fiscal 1998 were affected primarily by the performance of the Company compared to the pre-established performance goals. The Committee considered the aggregate total compensation paid to certain executive officers and the achievement of specific performance goals in the payment of the discretionary portion of the bonus payments. Mr. Hargrave's bonus was based entirely on discretionary considerations and took into account his retirement on January 15, 1999.

        Consistent with the Committee's goal of providing competitive compensation levels with a significant level of "at-risk" compensation, the sum of base salaries and annual incentives paid to the executives of the Company was generally below the median annual compensation paid by other companies to positions with similar content but was considered by the Committee to be within the acceptable competitive range for each position.

LONG-TERM INCENTIVES

        In keeping with the Company's philosophy of providing a total compensation package favoring "at-risk" components of pay, long-term incentives comprise a significant portion of each executive's total compensation package. Long-term incentives during Fiscal 1998 consisted exclusively of stock options pursuant to the Stewart & Stevenson 1988 Nonstatutory Stock Option Plan. Stock options under this plan are granted at an option price not less than the fair market value of the Common Stock on the date of grant. Accordingly, stock options have value only if the stock price appreciates from the date the options are granted. The design of these stock options focuses executives on the creation of shareholder value over the long term and encourages equity ownership in the Company.

        The size of award to each executive is affected by individual performance, the level of responsibility, historical award, data and other compensation. Overall, the Committee attempts to provide a competitive long-term benefit based on the dollar value of the options granted. As a result, the number of shares underlying stock option awards varies from year to year and is dependent on the stock price on the date of grant.

        The dollar value of the stock options granted to Mr. Hargrave and the other officers of the Company during Fiscal 1998 was substantially below the median value of long-term incentives granted by other companies to positions with similar content because of the depressed value of the Company's common stock. The Committee believes that the market price of the Company's Common Stock on the date of grant was below normal levels and the strike price on options granted to officers was set above the market value on the date of grant. This decision by the Committee further reduced the dollar value of the options granted.

POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT

        Section 162(m) of the Internal Revenue Code of 1986 generally limits the corporate deduction for compensation paid to executive officers named in the proxy to $1 million, unless certain requirements are met. The Committee has carefully considered the impact of this provision on the Company's incentive plans and has determined that Section 162(m) is currently inapplicable because no named executive officer is expected to receive compensation, other than performance-based compensation, in excess of $1 million in the foreseeable future. The Committee believes it is in the Company's and shareholders' best interest to retain some non-formula evaluation of individual performance when determining total compensation payable to the Company's executive officers.

CONCLUSION

     The Committee believes these executive compensation policies and programs serve the interests of the shareholders and the Company effectively. The various pay vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the Company's overall future success, thereby enhancing the value of the Company for the shareholders' benefit. The Committee also takes into account the performance of the Company when assessing the base salary and bonus awards to executive officers. The Committee will continue to monitor the effectiveness of the Company's total compensation program to meet the current needs of the Company.

                                               Respectfully submitted,
                                               THE COMPENSATION AND
                                               MANAGEMENT DEVELOPMENT COMMITTEE

                                               Robert S. Sullivan - Chairman
                                               Jack W. Lander, Jr.
                                               Brian H. Rowe


                               EXECUTIVE OFFICERS

        The names, ages and positions of all the executive officers of the Company as of January 31, 1999 are listed below. Except as noted below, each officer was last elected as an executive officer at the meeting of directors immediately following the 1998 Annual Meeting of Shareholders. The term of each executive officer will expire at the meeting of directors following the 1999 Annual Meeting of Shareholders. There exist no arrangements or understandings between any officer and any other person pursuant to which the officer was elected.

                                                                                     OFFICER
               NAME                 AGE                    POSITION                    SINCE
----------------------------------- ----  ---------------------------------------------------
Michael L. Grimes.............       49     President and Chief Executive Officer (1)    1999
C. Jim Stewart II.............       73     Chief Executive Officer (1)                  (1)
Garth C. Bates, Jr............       50     Senior Vice President                        1991
C. LaRoy Hammer...............       62     Senior Vice President                        1980
John H. Doster................       57     Chief Financial Officer                      1998
T. Michael Andrews............       58     Vice President                               1982
Donald E. Stevenson...........       55     Vice President                               1984
Keith T. Stevenson............       52     Vice President                               1986
C. Jim Stewart III............       50     Vice President                               1988
Lawrence E. Wilson............       46     Vice President and Secretary                 1989
Ralston R. Cole...............       61     Vice President                               1998
J. Michael Conine.............       50     Vice President                               1998
Patrick G. O'Rourke...........       48     Controller                                   1998
Frank M. Pool, Jr.............       51     Vice President                               1998
David R. Stewart..............       47     Treasurer                                    1998
John T. Wall..................       51     Vice President                               1998
Donavon L. Wallin.............       64     Vice President                               1998

(1) Effective January 15, 1999, Mr. Robert L. Hargrave retired from the offices of President and Chief Executive Officer. The Board of Directors elected C. Jim Stewart II to serve as Chief Executive Officer until a successor was appointed. As of April 20, 1999, the Board of Directors elected Michael L. Grimes to the offices of President and Chief Executive Officer.

        Except as follows, each of the officers listed above has been employed by the Company in an executive capacity for more than five years.

        Mr. Grimes was elected as President and Chief Executive Officer of the Company on April 20, 1999. He previously served as President of Cooper Cameron Power Generation from 1998 to 1999, President of Cooper Energy Services from 1996 to 1998, and General Manager of various operations within the General Electric Company from 1973 to 1996.

        Mr. Doster was elected as Chief Financial Officer of the Company on July 15, 1998. He previously served as Senior Vice President and Chief Financial Officer of Battelle Memorial Institute from 1991 to 1997.

        Mr. Cole was elected as a Vice President of the Company in 1998. He previously served as the Gulf Coast Regional Manager of the Company's Power Products Division from 1995 to 1998. Prior to 1995, Mr. Cole was the manager of the New Orleans branch of the Power Products Division.

        Mr. Conine was elected as a Vice President of the Company in 1998. He has served as President of Stewart & Stevenson Power, Inc., a subsidiary of the Company, and will continue to serve in that position.

        Mr. O'Rourke was elected as Controller of the Company in 1998. He previously served as the Company's corporate controller.

        Mr. Pool was elected as a Vice President of the Company in 1998. He previously served in various management positions within Stewart & Stevenson Power, Inc., a subsidiary of the Company.

        Mr. David Stewart was elected as Treasurer of the Company in 1998. He has served the Company as Director of Investor Relations and will continue to serve in that position.

        Mr. Wall was elected as a Vice President of the Company in 1998. He previously served as the General Manager of the Company's Petroleum Equipment Division from 1990 to 1998.

        Mr. Wallin was elected as a Vice President of the Company in 1998. He previously served as President of Stewart & Stevenson Operations, Inc., a subsidiary of the Company.

        C. Jim Stewart III and David R. Stewart are sons of Mr. C. Jim Stewart II, the Chairman of the Board of Directors of the Company. Garth C. Bates, Jr. is a nephew of Mr. C. Jim Stewart II and a first cousin of C. Jim Stewart III and David R. Stewart. Keith T. Stevenson is the brother, and T. Michael Andrews is a first cousin, of Mr. Donald E. Stevenson. Patrick G. O'Rourke is a first cousin of Keith T. Stevenson, Donald E. Stevenson and T. Michael Andrews. These persons and other members of the Stewart family and the Stevenson family could be deemed "control persons" with respect to the Company as such term is defined in the rules and regulations of the Securities and Exchange Commission.

                             EXECUTIVE COMPENSATION

        The following Summary Compensation Table shows the aggregate compensation paid or accrued by the Company during each of the last three fiscal years to or for (i) any individual that held the office of Chief Executive Officer during Fiscal 1998 and (ii) each of the other four highest compensated executive officers.

                             SUMMARY OF COMPENSATION

                                                                         LONG-TERM
                                          ANNUAL COMPENSATION           COMPENSATION
                                     ---------------------------------------------------

                          Year                              Other                              All
                            ended                          Annual                             Other
        Name and          January                          Compen-    Options     LTIP       Compen-
  Principal Position         31       Salary     Bonus     sation     Granted    Payout     sation(2)
  -------------------        --       ------     -----     ------     -------    ------     ---------
Robert L. Hargrave.......   1999     $330,000    $65,000    (1)       30,000      -0-       $ 849
  President and Chief       1998      260,000    200,000    (1)       20,000      -0-         668
  Executive Officer*        1997      234,168    150,000    (1)       20,000      -0-       1,066

C. Jim Stewart II........   1999          -0-        -0-    (1)        1,000      -0-         -0-
  President and Chief       1998          -0-        -0-    (1)        1,000      -0-         -0-
  Executive Officer*        1997          -0-        -0-    (1)        1,000      -0-         -0-

Garth C. Bates, Jr......    1999      290,000     50,000    (1)       25,000      -0-         746
  Senior Vice President     1998      260,000    150,000    (1)       20,000      -0-         668
                            1997      234,108    120,000    (1)       18,000      -0-         935

C. LaRoy Hammer..........   1999      250,000     25,000    (1)       20,000      -0-         643
  Senior Vice President     1998      250,000     60,000    (1)       20,000      -0-         643
                            1997      224,169     70,000    (1)       16,000      -0-         896

Lawrence E. Wilson.......   1999      190,000     40,000    (1)       12,000      -0-       2,989 (3)
  Vice President and        1998      180,000     85,000    (1)       10,000      -0-       2,794 (3)
  Secretary                 1997      163,000     70,000    (1)       10,000      -0-       1,470 (3)

John T. Wall.............   1999      130,000     65,000    (1)        3,200      -0-         334
  Vice President            1998      125,961    125,000    (1)        3,000      -0-         -0-
                            1997       93,784     95,000    (1)        3,000      -0-         -0-

     * Mr. Hargrave retired from the positions of President and Chief Executive Officer on January 15, 1999. Mr. Stewart served as Chief Executive Officer during the remainder of Fiscal 1998. Mr. Michael L. Grimes became Chief Executive Officer on April 20, 1999.

(1) The total amount of all perquisites and other personal benefits, securities or property paid or accrued by the Company is less than 10% of the total of annual salary and bonus. There have been no amounts paid or accrued with respect to above-market or preferential earnings on restricted stock, options, SARs or deferred compensation or with respect to earnings on long-term incentive plans or tax reimbursements. Except for purchases pursuant to the Stewart & Stevenson Employee Stock Purchase Plan, participation in which is available to all employees, there were no purchases of any security of the Company for less than the fair market value thereof on the date of purchase.

(2) Unless otherwise indicated, All Other Compensation consists of the dollar value of insurance premiums for term life insurance policies for the benefit of the named executive.

(3) For each of the fiscal years ended January 31, 1999, 1998 and 1997, respectively, Other Compensation for Mr. Wilson consists of term life insurance premiums of $489, $419 and $419, and contributions by the Company to a defined contribution pension plan of $2,500, $2,375 and $1,051.

GRANTS AND EXERCISES OF STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

        The Company has three stock option plans. The 1988 Nonstatutory Stock Option Plan (as amended and restated effective as of June 10, 1997) (the "1988 Plan") authorizes the grant of options to employees, including officers, to purchase shares of Common Stock and provides that limited stock appreciation rights may be granted in connection with such options. The 1988 Plan authorizes the grant of options to employees, including officers, to purchase an aggregate of up to 1,500,000 shares of Common Stock and provides that limited stock appreciation rights may be granted in connection with such options. The 1993 Nonofficer Stock Option Plan (the "1993 Plan") authorizes the grant of options to employees other than officers of the Company to purchase an aggregate of up to 1,231,850 shares of Common Stock. Stock appreciation rights may not be granted under the 1993 Plan. The 1996 Director Stock Plan (the "1996 Plan") authorizes the grant of options to directors other than officers or employees of the Company.

        The recipients and terms of options granted pursuant to the 1988 Plan and the 1993 Plan are determined by the Compensation and Management Development Committee of the Board of Directors, none of whom are employees of the Company or eligible for any benefits under such plans. Under the 1996 Plan, an option to purchase 1,000 shares of the Company's Common Stock is automatically granted on the date of each Annual Meeting of Shareholders to each eligible director who is elected to serve as a director at, or whose term as a director continues after, such meeting.

        During Fiscal 1998, the Company granted options to purchase an aggregate of (i) 114,000 shares of Common Stock under the 1988 Plan, (ii) 155,500 shares of Common Stock under the 1993 Plan and (iii) 8,000 shares of Common Stock under the 1996 Plan. No limited stock appreciation rights were granted under the 1988 Plan during Fiscal 1998 or during any previous fiscal year. The following tables set forth information as to options under the Company's stock option plans granted to or exercised by the individuals described in the Summary Compensation Table during 1998 and the value of all outstanding options owned as of January 31, 1999 by the individuals named in the Summary Compensation Table.

                      OPTION/SAR GRANTS DURING FISCAL 1998

                                                                     Potential Realizable
                                                                           Value at
                                                                   Assumed Annual Rates of
                                                                         Stock Price
                                                                         Appreciation
                                    Individual Grants                  for Option Term
                        -------------------------------------------------------------------

                                     % of
                                      Total    Exercise
                                     Options    Price
                         Options    Granted      per
                        Granted        to       share    Expiration
        Name               (1)      Employees    (2)      Date         5%          10%
        -----              ---      ---------    ---      ----         --          ---
Robert L. Hargrave...     30,000       11.0    $ 24.38    03/20/08     $459,879    $1,165,424
C. Jim Stewart II....      1,000        0.4      21.31    06/09/08       13,403        33,967
Garth C. Bates, Jr...     25,000        9.2      24.38    03/20/08      383,233       971,187
C. LaRoy Hammer......     20,000        7.4      24.38    03/20/08      306,586       776,949
Lawrence E. Wilson...     12,000        4.4      24.38    03/20/07      183,952       466,170
John T. Wall.........      3,200        1.2      24.38    03/20/08       49,054       124,312
All Employees, including
  officers...........    269,500      100.0      24.38    03/20/98    4,131,248    10,469,396

---------------

(1) All options become exercisable in four 25% cumulative annual installments commencing March 20, 1999, except those granted to Mr. Stewart which become fully exercisable June 9, 1999.

(2) All options are exercisable at the closing market price on the date of grant.

                     OPTION/SAR EXERCISES DURING FISCAL 1998
                               AND YEAR-END VALUES

                                                                                    Value of Unexercised
                                                    Number of Unexercised                 In-the-
                                                         Options at                   Money Options at
                                                      January 31, 1999               January 31, 1999
                                                   -----------------------       ------------------------

                          Shares
                        Acquired
                            on       Value
         Name            Exercise   Realized    Exercisable    Unexercisable    Exercisable    Unexercisable
-        -----           --------   --------     ----------     ------------    -----------    -----------
Robert L. Hargrave...       -0-        $ N/A       104,000           -0-            $-0-             $-0-
C. Jim Stewart II....       -0-          N/A         2,250        1,750              -0-              -0-
Garth C. Bates, Jr...       -0-          N/A        42,000       52,500              -0-              -0-
C. LaRoy Hammer......       -0-          N/A        38,500       46,500              -0-              -0-
Lawrence E. Wilson...       -0-          N/A        31,900       27,300              -0-              -0-
John T. Wall.........       -0-          N/A         8,475        7,525              -0-              -0-
All Employees, including
  officers...........    17,000       77,109       964,963      559,162              -0-              -0-

RETIREMENT PLANS

        The Company has a defined benefit Pension Plan (the "Pension Plan") under which benefits are determined primarily by average final base salary and years of service. The Pension Plan covers substantially all of its full-time employees, including officers, and, subject to certain limitations described below, bases pension benefits on 1.5% of (a) the employee's highest consecutive five-year average base salary out of the last ten years or (b) $160,000 (and thereafter subject to adjustment for increases in the cost of living), whichever is lower, times the employee's years of credited service. The Internal Revenue Code of 1986, as amended, limits benefits that may be paid under the Pension Plan to $125,000 per year in 1998, offset by a compensation of Social Security benefits.

        The Company has a Supplemental Executive Retirement Plan (the "SERP") under which certain key executives will receive retirement benefits in addition to those provided under the Pension Plan. The Compensation and Management Development Committee determines which executive officers are eligible for benefits under the SERP. Supplemental benefits are based upon the average final compensation and years of service without regard to the limitations imposed by the Internal Revenue Code of 1986, as amended, and using the total of base salary and bonus to compute final average compensation. Benefits under the SERP are limited to an amount such that the aggregate of all retirement benefits paid under the Pension Plan and the SERP will not exceed 75% of the executive's highest consecutive five-year average salary not including bonus payments.

        The following table sets forth the estimated annual benefits payable upon retirement to persons in specified compensation and years-of-service classification pursuant to the Stewart & Stevenson Employee Pension Plan and the Stewart & Stevenson Supplemental Executive Retirement Plan.

                    ESTIMATED ANNUAL RETIREMENT BENEFIT (1)

                                YEARS OF SERVICE
     ----------------------------------------------------------------------


FINAL AVERAGE COMPENSATION     20         25        30          35         40        45
--------------------------     --         --        --          --         --        --
$100,000......................$24,816   $31,020    $37,224     $43,861   $51,361    $58,861

200,000........................54,816    68,520     82,224      96,361   111,361    126,361

300,000........................84,816   106,020    127,224     148,861   171,361    193,861

400,000.......................114,816   143,520    172,224     201,361   231,361    261,361

500,000.......................144,816   181,020    217,224     253,861   291,361    328,861

600,000.......................174,816   218,520    262,224     306,361   351,361    396,361

700,000.......................204,816   256,020    307,224     358,861   411,461    463,861

800,000.......................234,816   293,520    352,224     411,361   471,361    531,361

900,000.......................264,816   331,020    397,224     463,861   531,361    598,861

1,000,000.....................294,816   368,520    442,224     516,361   591,361    666,361

---------------

(1) Computation of estimated annual retirement benefit based on a straight-line annuity for the life of the employee, net of base Social Security benefits under the Social Security law currently in effect, assuming the employee retires in 2000 at age 65.

        The five-year average compensation of each executive officer listed in the Summary of Compensation Table differs from the present salary and bonus in such table as a result of changes in the rate of pay during the average period. The following table sets forth the years of credited service, five-year average compensation and consecutive five-year average base salary for each of the individuals listed in the Summary of Compensation Table.

                                      YEARS OF  AVERAGE TOTAL    AVERAGE
                    NAME              SERVICE   COMPENSATION   BASE SALARY

         --------------------------   --------- -------------  ------------
         Robert L. Hargrave.........     31       $364,850       $243,600
         C. Jim Stewart II..........     43              0              0
         Garth C. Bates, Jr.........     28        381,200        234,200
         C. LaRoy Hammer............     41        337,600        220,600
         Lawrence E. Wilson.........     20        227,600        167,600
         John T. Wall...............     29        206,920        103,120

         TRANSACTIONS WITH MANAGEMENT AND CERTAIN BUSINESS RELATIONSHIPS

        The Company continues to lease certain land and buildings from Mr. Miles McInnis, a former officer and director of the Company, and Mrs. Faye Manning Totsch, Mr. J. Carsey Manning's mother, for $6,500 per month under a lease which will expire April 14, 2002. The Board of Directors believes that the term of this lease has been at least as fair to the Company as could have been obtained from nonaffiliated persons.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Each officer and each director of the Company is required by Section 16 of the Securities Exchange Act of 1934 to report to the Securities Exchange Commission all transactions in the Company's Common Stock within a specified time period. Based solely on a review of such reports filed by the officers and directors of the Company, the Company believes that all filings were made on a timely basis.

                            FORM 10-K FOR FISCAL 1998

THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY SHAREHOLDER ENTITLED TO VOTE AT THE ANNUAL MEETING A COPY OF ITS MOST RECENT ANNUAL REPORT ON FORM 10-K UPON RECEIPT OF A REQUEST THEREFOR. SUCH REQUESTS SHOULD BE DIRECTED TO:

                                    LAWRENCE E. WILSON
                                    VICE PRESIDENT & SECRETARY
                                    P.O. BOX 1637
                                    HOUSTON, TEXAS 77251-1637
                                    (713) 868-7700

                SHAREHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

        Shareholders may submit proposals for the 2000 Annual Meeting by sending such proposals to the attention of the Corporate Secretary. In order to be considered for inclusion in the proxy statement for the 2000 Annual Meeting, such proposals should be received by the Company on or before January 7, 2000.

                       By Order of the Board of Directors,

                                    /s/ Lawrence E. Wilson
                                    LAWRENCE E. WILSON
                                    Vice President, Secretary and
                                    General Counsel

Dated:  Houston, Texas
        May 7, 1999

APPENDIX

STEWART & STEVENSON SERVICES, INC.               ANNUAL MEETING OF SHAREHOLDERS
2707 NORTH LOOP WEST                              TO BE HELD JUNE 8, 1999
P.O. BOX 1637
HOUSTON, TEXAS 77251-1637

Dear Shareholder:

The Annual Meeting of Shareholders of Stewart & Stevenson Services, Inc. will be held at 10:00 a.m. on Tuesday, June 8, 1999, in the Chase Auditorium, 601 Travis Street, Houston, Texas, for the following purposes:

     1. Election of four directors to the Board of Directors.

     2. Ratification of the selection of independent public accountants of the Company.

     3. Consideration of a shareholder proposal to reorganize the Board of Directors into one class.

     4. Consideration of a shareholder proposal to maximize the value of the Company.

Only holders of Common Stock of Stewart & Stevenson Services, Inc. of record at the close of business on April 21, 1999 will be entitled to vote at the meeting or any adjournment thereof.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. EVEN IF YOU PLAN TO ATTEND, WE URGE YOU TO COMPLETE AND SIGN THE PROXY CARD BELOW, DETACH IT FROM THIS LETTER AND RETURN IT IN THE POSTAGE PAID ENVELOPE ENCLOSED IN THIS PACKAGE. The giving of such proxy does not affect your right to vote in person if you attend the meeting. The prompt return of your signed proxy will aid the Company in reducing the expense of additional proxy solicitation.

                                        BY ORDER OF THE BOARD OF DIRECTORS


                                             /s/ Lawrence E. Wilson
                                             LAWRENCE E. WILSON
                                   Vice President, General Counsel and Secretary
May 7, 1999

                             DETACH PROXY CARD HERE


                       STEWART & STEVENSON SERVICES, INC.
                 ANNUAL MEETING OF SHAREHOLDERS - JUNE 8, 1999
                               COMMON STOCK PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Lawrence E. Wilson and Rita M. Schaulat, and each of them, the attorneys and proxies of the undersigned (each with power to act without the other and with power of substitution) to vote, as designated on the reverse side, all shares of Common Stock, without par value, of Stewart & Stevenson Services, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held at the Chase Auditorium, 601 Travis Street, Houston, Texas at 10:00 a.m. on the 8th day of June, 1999, and any adjournments thereof, upon all matters which may properly come before said Annual Meeting.

     THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE INSTRUCTRIONS MARKED ON THE REVERSE SIDE HEREOF. IF NO CHOICE IS MARKED, THE UNDERSIGNED GRANTS THE PROXIES DISCRETIONARY AUTHORITY WITH RESPECT TO THE ELECTION OF DIRECTORS AND PROPOSALS 2, 3 and 4. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED ON THE REVERSE SIDE, FOR PROPOSAL 2, AGAINST PROPOSAL 3 AND AGAINST PROPOSAL 4.

     Any proxy heretofore given by the undersigned with respect to such stock is hereby revoked. Receipt of the Notice of the Annual Meeting, Proxy Statement and Annual Report to Shareholders is hereby acknowleged.

      (Please sign proxy on reverse side and return in enclosed envelope.)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING NOMINEES, "FOR"
ITEM 2, "AGAINST" ITEM 3 AND "AGAINST" ITEM 4.

1. Election of Directors  FOR all nominees    WITHHOLD AUTHORITY to vote
                          listed below [ ]    for all nominees listed below [ ]
   *EXCEPTIONS [ ]

   Nominees: Khleber V. Attwell, Brian H. Rowe, Darvin M. Winick and Howard Wolf (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

   *Exceptions________________________________________________________________

2. Approval of Arthur Andersen LLP as independent public accountants for the Company.

   FOR [ ]     AGAINST [ ]    ABSTAIN [ ]

3. Consideration of a shareholder proposal to reorganize the Board of Directors into one class.

   FOR [ ]     AGAINST [ ]    ABSTAIN [ ]

4. Consideration of a shareholder proposal to maximize the value of the Company.

   FOR [ ]     AGAINST [ ]    ABSTAIN [ ]

In their discretion the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

                                             Address Change and/or
                                             Comments Mark Here  [ ]

                                             The signature on this Proxy should
                                             correspond exactly with the
                                             shareholder's name as printed to
                                             the left.  In the case of joint
                                             tendancies, co-executors, co-
                                             trustees, both should sign.
                                             Persons signing as Attorney,
                                             Executor, Administrator, Trustee
                                             or Guardian should give their full
                                             title.

                                             Dated: _____________________, 1999

                                             __________________________________
                                                       Signature

                                             __________________________________
                                                       Signature

                                             VOTES MUST BE INDICATED (x) IN
                                             BLACK OR BLUE INK.

(Please sign, date and retun this proxy in the enclosed postage paid envelope).